Registration No. 333-

As filed with the Securities and Exchange Commission on August 17, 2005

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SFSB, Inc.

(Exact Name of Registrant as Specified in its Charter)

United States	20-2077715
(State of Incorporation)	(IRS Employer Identification No.)

1614 Churchville Road

Bel Air, Maryland 21015

(Address of Principal Executive Offices and Zip Code)

SFSB 2005 Stock Option Plan

SFSB Recognition and Retention Plan

(Full Title of the Plans)

Copies to:
Philip E. Logan, President, Chairman and	Kenneth B. Abel, Esquire
Chief Executive Officer	Ober, Kaler, Grimes & Shriver
SFSB, Inc.	120 E. Baltimore Street
1614 Churchville Road	Baltimore, Maryland 21202
Bel Air, Maryland 21015	(410) 347-7394
(443) 265-5570
(Name, Address and Telephone Number of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)
Common Stock, $0.01 par value	204,127 shares	$9.30	$1,898,381	$224.00

(1)	Also registered hereunder are such additional number of shares of Common Stock, presently indeterminable, as may be necessary to satisfy the anti-dilution provisions of the Plans to which this Registration Statement relates pursuant to Rule 416 (a).
(2)	In accordance with Rule 457(h) and Rule 457(c), determined by reference to the fairmarket value of the common stock on August 16, 2005.

This Registration Statement shall become effective upon filing in accordance with Section 8(a) of the Securities Act of 1933, as amended.

Part I

Information Required in the Section 10(a) Prospectus

The documents containing the information specified in Part I of Form S-8 (information about the each of the two plans and the registrant) will be sent or given to participants in the respective Plans as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

Such documents are not being filed with the Securities and Exchange Commission (the “Commission”), but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

The following documents filed or to be filed by SFSB, Inc. (the “Registrant”) with the Commission are incorporated by reference in this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004, filed with Commission on March 30, 2005.

(b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the year covered by the Annual Report on Form 10-K referred to in (a) above.

(c) The description of the Registrant’s common stock contained in the Registration Statement on Form SB-2, as amended (File No. 333-119128) filed on September 20, 2004.

All documents filed by the Registrant pursuant to Sections 13(a) and (c), 14 or 15(d) of the Exchange Act, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of each such document. Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

None.

Item 6. Indemnification of Directors and Officers

The Registrant’s by-laws provide that it shall indemnify its directors, officers, and employees in accordance with the following requirements:

(a) Definitions and rules of construction.

(1) Definitions for purposes of this Article.

(i) Action. The term “action” means any judicial or administrative proceeding, or threatened proceeding, whether civil, criminal, or otherwise, including any appeal or other proceeding for review;

(ii) Court. The term “court” includes, without limitation, any court to which or in which any appeal or any proceeding for review is brought.

(iii) Final judgment. The term “final judgment” means a judgment, decree, or order which is not appealable or as to which the period for appeal has expired with no appeal taken.

(iv) Settlement. The term “settlement” includes entry of a judgment by consent or confession or a plea of guilty or nolo contendere.

(2) Use of References. References in this Article to any individual or other person, including the Company, shall include legal representatives, successors, and assigns thereof.

(b) General. Subject to 12 C.F.R. § 545.121, 12 U.S.C. §§ 1821(k) and paragraph (c) of this Article, the Company shall indemnify any person against whom an action is brought or threatened because that person is or was a director, officer, or employee of the Company for:

(1) Any amount for which that person becomes liable under a judgment in such action; and

(2) Reasonable costs and expenses, including reasonable attorney’s fees, actually paid or incurred by that person in defending or settling such action, or in enforcing his or her rights under this Article if he or she attains a favorable judgment in such enforcement action.

(c) Requirements. Indemnification shall be made to such person under paragraph (b) of this Article only if:

(1) Final judgment on the merits is in his or her favor; or

(2) In case of:

(i) Settlement,

(ii) Final judgment against him or her, or

(iii) Final judgment in his or her favor, other than on the merits, if a majority of the disinterested directors of the Company determine that he or she was acting in good faith within the scope of his or her employment or authority as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interests of the Company.

However, no indemnification shall be made unless the Company gives the Office at least 60 days’ notice of its intention to make such indemnification. Such notice shall state the facts on which the action arose, the terms of any settlement, and any disposition of the action by a court.

Such notice, a copy thereof, and a certified copy of the resolution containing the required determination by the board of directors shall be sent to the Regional Director, who shall promptly acknowledge receipt thereof. The notice period shall run from the date of such receipt. No such indemnification shall be made if the Director of the Office advises the Company in writing, within such notice period, of its objection thereto.

(d) Insurance. The Company may obtain insurance to protect it and its directors, officers, and employees from potential losses arising from claims against any of them for alleged wrongful acts, or wrongful acts, committed in their capacity as directors, officers, or employees. However, the Company may not obtain insurance which provides for payment of losses of any person incurred as a consequence of his or her willful or criminal misconduct.

(e) Payment of Expenses. If a majority of the directors of the Company concludes that, in connection with an action, any person ultimately may become entitled to indemnification under this Article, the directors may authorize payment of reasonable costs and expenses, including reasonable attorneys’ fees, arising from the defense or settlement of such action. Nothing in this paragraph (e) shall prevent the directors of the Company from imposing such conditions on a payment of expenses as they deem warranted and in the interests of the Company. Before making advance payment of expenses under this paragraph (e), the Company shall obtain an agreement that the Company will be repaid if the person on whose behalf payment is made is later determined not to be entitled to such indemnification.

(f) Exclusiveness of provisions. The Company shall not indemnify any person referred to in paragraph (b) of this Article or obtain insurance referred to in paragraph (d) of this Article other than in accordance with this Article. However, if Section 545.121 of the Office’s Regulations (12 C.F.R. §§ 545.121) is amended, the Company shall indemnify its officers and employees in accordance with the revised provisions of Section 545.121.

These provisions are designed to reduce, in appropriate cases, the risks incident to serving as a director, officer, employee or agent and to enable us to attract and retain the best personnel available.

Item 7. Exemption From Registration Claimed

Not applicable.

Item 8. List of Exhibits

The following exhibits are filed with or incorporated by reference in this Registration Statement:

3.1	Federal Stock Charter of SFSB, Inc. - Incorporated by reference to Exhibit 3.1 to Registration Statement on Form SB-2 (File No. 333-119128) as amended, filed on September 20, 2004.

3.2	Bylaws of SFSB, Inc. - Incorporated by reference to Exhibit 3.2 to Registration Statement on Form SB-2 (File No. 333-119128) as amended, filed on September 20, 2004.

5.1	Opinion of Ober, Kaler, Grimes & Shriver, a Professional Corporation.

10.1	SFSB Inc. 2005 Stock Option Plan.

10.2	SFSB Inc. 2005 Recognition and Retention Plan.

23.1	Consent of Ober, Kaler, Grimes & Shriver, a Professional Corporation (contained in the opinion included as Exhibit 5).

23.2	Consent of Beard Miller Company LLP.

24.1	Power of Attorney (including on signature page).

Item 9. Undertakings

The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Plan;

4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Harford County, State of Maryland, this 17th day of August, 2004.

SFSB, INC.

By:	/s/ Philip E. Logan
Philip E. Logan
President, Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Philip E. Logan and Charles E. Wagner, Jr. as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue thereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Name	Title	Date
/s/ Philip E. Logan Philip E. Logan	President, CEO, Chairman, and Principal Executive Officer	August 17, 2005

/s/ Charles E. Wagner, Jr. Charles E. Wagner, Jr.	Senior Vice President and Secretary	August 17, 2005

/s/ Sophie T. Wittelsberger Sophie T. Wittelsberger	Chief Financial Officer, Vice President and Principal Accounting and Financial Officer	August 17, 2005

/s/ Leonard M. Blight, Jr. Leonard M. Blight, Jr.	Director	August 17, 2005

/s/ J. Benson Brown J. Benson Brown	Director and Chairman of the Board	August 17, 2005

/s/ Thomas J. Drechsler Thomas J. Drechsler	Director	August 17, 2005

/s/ Robert M. Stahl Robert M. Stahl	Director	August 17, 2005

/s/ James D. Wise James D. Wise	Director	August 17, 2005

EXHIBIT INDEX

Exhibit No.	Description
3.1	Federal Stock Charter of SFSB, Inc. - Incorporated by reference to Exhibit 3.1 to Registration Statement on Form SB-2 (File No. 333-119128) as amended, filed on September 20, 2004.

3.2	Bylaws of SFSB, Inc. - Incorporated by reference to Exhibit 3.2 to Registration Statement on Form SB-2 (File No. 333-119128) as amended, filed on September 20, 2004.

5.1	Opinion of Ober, Kaler, Grimes & Shriver, a Professional Corporation.

10.1	SFSB, Inc. 2005 Stock Option Plan.

10.2	SFSB, Inc. 2005 Recognition and Retention Plan.

23.1	Consent of Ober, Kaler, Grimes & Shriver, a Professional Corporation (contained in the opinion included as Exhibit 5).

23.2	Consent of Beard Miller Company LLP.

24.1	Power of Attorney (including on signature page).